Exhibit 99.1

American Technical Ceramics Corp. Announces Full Year and Fourth
Quarter Financial Results

    HUNTINGTON STATION, N.Y.--(BUSINESS WIRE)--Sept. 7, 2006--AMERICAN TECHNICAL CERAMICS CORP. (AMEX Symbol: AMK), a leading manufacturer of high-performance electronic components, including capacitors and thin film circuits for a broad range of commercial and military applications, today announced financial results for the fourth quarter and the fiscal year ended June 30, 2006.
    Net sales for the fiscal year ended June 30, 2006 increased 15% to $84,131,000 from $72,965,000 in fiscal year 2005. Net income amounted to $5,988,000 for the fiscal year ended June 30, 2006, or $0.67 per common share assuming dilution, compared with net income of $4,268,000, or $0.49 per common share assuming dilution, for the fiscal year ended June 30, 2005.
    Net sales for the quarter ended June 30, 2006 increased 17% to $24,261,000 from $20,817,000 in the comparable quarter in fiscal year 2005. Net income amounted to $2,661,000, or $0.30 per common share assuming dilution, for the quarter ended June 30, 2006, compared with net income of $1,522,000, or $0.17 per common share assuming dilution, for the comparable quarter ended June 30, 2005.
    Management stated that the increases in sales for the twelve and three month periods as compared to the comparable periods of the prior fiscal year were a result of higher sales volumes in most of the Company's product lines primarily due to strong shipments to customers in the wireless infrastructure, military, semiconductor equipment and fiber optic markets.
    Net income increased for the fiscal year ended June 30, 2006 compared to the prior fiscal year primarily due to the increased revenues. Net income increased for the quarter ended June 30, 2006 compared to the comparable period in the prior fiscal year primarily due to increased revenues and a more favorable effective tax rate.
    Bookings for the three months ended June 30, 2006 were approximately $24.9 million, an increase of 18% over the levels achieved in the comparable period in the prior fiscal year. The increase is primarily due to strong demand from customers in the wireless infrastructure and fiber optic markets.
    Victor Insetta, President and Chief Executive Officer of the Company, stated, "We have just concluded a record year. Net bookings for the year were an all time high and net sales were just under our all time high. In the near term, we expect that business will continue to be strong, moderated somewhat by the typical seasonality of our business; we expect the year over year comparisons to be favorable for the balance of the calendar year."
    American Technical Ceramics Corp. designs, develops, manufactures and markets electronic components, including ceramic multilayer capacitors and custom thin film circuits. The Company's products are utilized in a broad range of commercial and military applications, including wireless infrastructure, fiber optics, medical electronics, semiconductor manufacturing equipment and satellite equipment.
    The Company invites you to participate in its upcoming quarterly investors' conference call with management. The details are as follows:

                       Friday, September 8, 2006
                        11:00 A.M. Eastern Time
                      TOLL FREE CALL IN NUMBERS:
          800-798-2796 (USA) and 617-614-6204 (International)
                           Passcode 91192225

    A replay of the call will be available for approximately one week beginning shortly after the call ends. The numbers to call to hear the replay are 888-286-8010 (USA) and 617-801-6888 (International). The access code is 89758878.
    A live webcast of the call will begin at 11:00 a.m., Eastern Time, on Friday, September 8, 2006. To access the webcast, go to the Company's website, www.atceramics.com, and click on the webcast icon in the Investor Relations section. This webcast will be available for two weeks.

    "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

    This release may contain forward-looking statements that are subject to risks and uncertainties, including, but not limited to, economic and political conditions, the impact of competitive products, product demand and market acceptance risks, changes in product mix, costs and availability of raw materials, fluctuations in operating results, delays in development of highly-complex products, risks associated with international sales and sales to the U.S. military, risk of customer contract or sales order cancellation and other risks detailed from time to time in American Technical Ceramics Corp.'s filings with the Securities and Exchange Commission, including, without limitation, those contained under the caption "Item 1. BUSINESS - CAUTIONARY STATEMENTS REGARDING FORWARD - LOOKING STATEMENTS" in the Company's Annual Report on Form 10-K. These risks could cause the Company's actual results for future periods to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Any forward-looking statements represent the Company's expectations or forecasts only as of the date they were made and should not be relied upon as representing its expectations or forecasts as of any subsequent date. The Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, even if its expectations or forecasts change.

          American Technical Ceramics Corp. and Subsidiaries
          --------------------------------------------------
                 (in thousands, except per share data)

               Condensed Consolidated Balance Sheet Data
               -----------------------------------------

                                           June 30, 2006 June 30, 2005
                                           ------------- -------------
Cash and Investments                             $8,324        $6,950
Accounts Receivable                              12,719        10,008
Inventories                                      33,255        27,540
Current Assets                                   58,805        48,173
Total Assets                                     90,543        77,872
Current Liabilities                              12,156         9,141
Total Liabilities                                22,476        17,725
Total Stockholders' Equity                       68,067        60,147

          Condensed Consolidated Statement of Operations Data
          ---------------------------------------------------

                                               Three Months Ended
                                           ---------------------------
                                           June 30, 2006 June 30, 2005
                                           ------------- -------------
Net Sales                                       $24,261       $20,817
Gross Profit                                      8,687         6,953
Operating Income                                  3,310         2,278
Net Income                                        2,661         1,522
Earnings Per Share:
    Basic                                         $0.31         $0.18
    Diluted                                       $0.30         $0.17
Weighted Average Common Shares Outstanding:
    Basic                                         8,658         8,485
    Diluted                                       8,991         8,800

          Condensed Consolidated Statement of Operations Data
          ---------------------------------------------------

                                                Fiscal Year Ended
                                           ---------------------------
                                           June 30, 2006 June 30, 2005
                                           ------------- -------------
Net Sales                                       $84,131       $72,965
Gross Profit                                     29,097        24,582
Operating Income                                  8,953         6,467
Net Income                                        5,988         4,268
Earnings Per Share:
    Basic                                         $0.70        $$0.51
    Diluted                                       $0.67        $$0.49
Weighted Average Common Shares Outstanding:
    Basic                                         8,573         8,402
    Diluted                                       8,891         8,738

    CONTACT: American Technical Ceramics Corp.
             Kathleen M. Kelly, 631-622-4710
             invest@atceramics.com
              OR
             The Global Consulting Group
             Allan Jordan, 646-284-9400
             ajordan@hfgcg.com